                                                                       EXHIBIT 5

                  [SIMMONS & COMPANY INTERNATIONAL LETTERHEAD]



CONFIDENTIAL


May 12, 1999




Board of Directors
Daniel Industries, Inc.
9753 Pine Lake Drive
Houston, TX 77055

Members of the Board:

We understand that Daniel Industries, Inc. ("Daniel" or the "Company"), Emerson Electric Co. ("Emerson"), and a wholly owned subsidiary of Emerson ("Subsidiary") propose to enter into an Agreement and Plan of Merger substantially in the form of the latest draft dated May 12, 1999 (the "Merger Agreement") which provides, among other things, for: (i) the commencement by Subsidiary of a tender offer (the "Tender Offer") for all the outstanding shares of common stock, par value $1.25 per share, of Daniel (the "Daniel Common Stock") for $21.25 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Subsidiary with and into Daniel. Pursuant to the Merger, Daniel will become a wholly owned subsidiary of Emerson, and each outstanding share of Daniel Common Stock, other than the shares held in treasury or held by Emerson or its affiliates or as to which dissenters' rights have been perfected, will be converted into the right to receive $21.25 per share in cash. For reference, the full terms and conditions of the Tender Offer and the Merger are set forth in the Merger Agreement. Unless the context otherwise requires, references in this letter to "Daniel" or "Company" include Daniel and its subsidiaries.

You have requested the opinion of Simmons & Company International ("Simmons") as investment bankers as to the fairness, from a financial point of view, of the consideration to be received by the holders of Daniel Common Stock (other than Emerson and its affiliates) pursuant to the terms of the Merger Agreement.

                  [SIMMONS & COMPANY INTERNATIONAL LETTERHEAD]

May 12, 1999
Page 2


In conducting our analysis and arriving at our opinion expressed herein, we have considered such financial and other factors as we deemed appropriate under the circumstances including, without limitation, the following: (i) the Merger Agreement; (ii) certain publicly available financial statements and other information concerning the Company; (iii) certain internal business and financial information relating to the Company, including certain financial forecasts prepared by management of the Company and provided to Simmons by the Company; (iv) discussions of the past and current operations and the financial condition and prospects of the Company with senior executives of the Company;
(v) certain publicly available information concerning the trading of, and the trading market for, Daniel Common Stock; (vi) the financial performance of the Company and the trading prices and activity of Daniel Common Stock as compared to those of certain other comparable publicly-traded companies; and (vii) the terms and consideration of certain other acquisition transactions that we believe to be relevant. We also took into account our assessment of general economic, market and financial conditions and our experience in connection with similar transactions and securities' valuations generally. The opinion expressed herein is necessarily based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof.

In arriving at this opinion, we, with your consent, assumed and relied upon the accuracy and completeness of all the foregoing information and did not independently verify any of such information. With respect to financial forecasts, we utilized certain information set forth therein and assumed that such information was reasonably prepared on bases reflecting the best estimates and judgments of the management of the Company as to the future financial performance of the Company, as available at the time of preparation. We did not conduct a physical inspection of any of the assets, operations or facilities of the Company and did not make or receive any independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company.

We are serving as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. As a specialized energy-related investment banking firm, we are engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, in the management and underwriting of sales of equity and debt to the public and in private placements of equity and debt. In addition, in the ordinary course of business, we may actively trade the securities of Daniel and Emerson for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We also have from time to time been engaged by the Company to provide general corporate financial advisory services.

                  [SIMMONS & COMPANY INTERNATIONAL LETTERHEAD]

May 12, 1999
Page 3

You agree that this opinion letter is for the use and benefit of the Board of Directors of the Company, and may not be used for any other purpose without our prior written consent. This opinion does not address the merits of the underlying decision by the Company to enter into the Merger Agreement and does not constitute a recommendation to any Daniel stockholder as to how such stockholder should respond to the Tender Offer or vote on the Merger Agreement or Merger or on any matter related thereto. We are not expressing any opinion herein as to the prices at which Daniel Common Stock will trade following announcement of the Tender Offer or the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of Daniel Common Stock (other than Emerson and its affiliates) pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to such holders.

Sincerely,

/s/ JOHN R. RUTHERFORD

SIMMONS & COMPANY INTERNATIONAL